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                                                                    EXHIBIT 23.2

                              CONSENT OF KPMG LLP

The Board of Directors
The WesterN SizzliN Corporation:

    We consent to incorporation in the Registration Statement (No. 333-     ) on
Form S-4, of Austins Steaks & Saloon, Inc. of our report dated February 19, 1999, except Note 5 with respect to the debt waiver letter, as to which the date is April 16, 1999, relating to the consolidated balance sheets of The WesterN SizzliN Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998.

    We also consent to the references to our Firm under the headings "Experts" and "Selected Historical Consolidated Financial Information" in the above referenced Registration Statement.

                                          KPMG LLP

Roanoke, Virginia


May 28, 1999